Exhibit 99.1

<DATE>

Dear Shareholder:

We are pleased to notify you that Computershare is now the new stock transfer agent and registrar for First United Corporation effective November 18, 2014. The change was made to improve the level of service you deserve, and was not being met by our previous agent. Today’s regulatory environment mandates that this service be provided by some entity outside of My Bank, First United. After several months of careful investigating, we believe Computershare will provide you with a level of service consistent with your expectations.

With Computershare, you have several ways to access information or obtain answers to your question. Most popular is their toll-free shareholder services center where you will be taken care of by a professional representative from Computershare. You also have the option of automated telephone support or the internet.

Contacting Computershare

Please direct any inquiries and transaction requests to Computershare using any of the options listed below:

Telephone inquiries:	1-866-298-7858 (U.S.)
1-781-575-2622 (non U.S.)
E-mail inquiries:	web.queries@computershare.com

Written requests:	Computershare
P.O. Box 43078
Providence, RI 02940-3078

By overnight delivery:
Computershare
250 Royall St
Canton, MA 02021

Investor Centre

We are also excited to tell you that you can also manage your account online via Investor Centre, Computershare Web-based tool for shareholders. Here you can view your account details, update your account information and process various transactions. Registration is quick and easy. You can access Investor Centre at www.computershare.com/investor.

Sincerely,

William B. Grant
First United Corporation
CEO and Chairman to the Board